SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                            (Name of Subject Company)

                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                       (Name of Persons Filing Statement)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                         (Title of Class of Securities)

                                    64126D106
                      (CUSIP Number of Class of Securities)
                            ------------------------

                                  PETER SUNDMAN
                              CHAIRMAN OF THE BOARD
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                605 THIRD AVENUE
                             NEW YORK, NY 10158-0180
                            TELEPHONE: (877) 628-2583
      (Name, Address and Telephone Numbers of Person Authorized to Receive
      Notices and Communications on Behalf of the Persons Filing Statement)

                                   COPIES TO:
     ARTHUR C. DELIBERT, ESQ.                      LAWRENCE LEDERMAN, ESQ.
    KIRKPATRICK & LOCKHART LLP               MILBANK, TWEED, HADLEY & MCCLOY LLP
  1800 MASSACHUSETTS AVENUE, NW                   ONE CHASE MANHATTAN PLAZA
       WASHINGTON, DC 20036                          NEW YORK, NY 10005
    TELEPHONE: (202) 778-9042                     TELEPHONE: (212) 530-5732

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEM 9.        EXHIBITS.

        Item 9 is hereby amended to add the following exhibit.

    EXHIBIT NO.                           DOCUMENT
--------------------------------------------------------------------------------
      (a)(8)    Corrected Press Release issued by the Fund on September 23, 2004

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


                             By:  /s/ Peter E. Sundman
                                 ------------------------------
                                  Name:  Peter E. Sundman
                                  Title: Chairman of the Board

                                  EXHIBIT INDEX


    EXHIBIT NO.                           DOCUMENT
--------------------------------------------------------------------------------
       (a)(8)   Corrected Press Release issued by the Fund on September 23, 2004